Exhibit 99.1
For Release: Wednesday, March 18, 2015, 8:30 a.m. EDT

GM to Change Business Model in Russia

•	Focus on Cadillac and iconic Chevrolet vehicles

•	Wind down Opel brand and sale of mainstream Chevrolet cars

•	Idle GM Auto manufacturing facility in St. Petersburg

•	Part of GM’s strategy to ensure long-term sustainability in global markets

DETROIT - General Motors today announced plans to change its business model in Russia. GM will focus on the premium segment of the Russian market with Cadillac and U.S.-built iconic Chevrolet products such as the Corvette, Camaro and Tahoe. The Chevrolet brand will minimize its presence in Russia and the Opel brand will leave the market by December 2015.

“This change in our business model in Russia is part of our global strategy to ensure long-term sustainability in markets where we operate,” said GM President Dan Ammann. “This decision avoids significant investment into a market that has very challenging long-term prospects.”

Opel Group CEO Karl-Thomas Neumann said, “We do not have the appropriate localization level for important vehicles built in Russia and the market environment does not justify a major investment to further localize.”

The GM Auto plant in St. Petersburg will halt production by the middle of 2015. GM is planning to idle the plant. Furthermore, the contract assembly of Chevrolet vehicles at GAZ will be discontinued in 2015.

The GM-AVTOVAZ joint venture will continue to build and market the current generation Chevrolet NIVA. GM’s global luxury brand Cadillac will be set up for growth in Russia over the next several years as it prepares for numerous product introductions.

Chevrolet and Opel will work closely with their dealer networks in Russia to define future steps while ensuring the company will honor its obligations to existing customers in the coming years. “We can assure our customers that we will continue to provide warranty, parts and services for their Chevrolet and Opel vehicles. We want to thank our customers and dealers for their loyalty to the Chevrolet and Opel brands,” said Neumann.

“We had to take decisive action in Russia to protect our business. We confirm our outlook to return the European business to profitability in 2016 and stick to our long-term goals as defined in our DRIVE!2022 strategy,” said Neumann. By 2022, the company plans to raise its market share in total Europe to 8 percent and to reach a profit margin of 5 percent.

As a result of the decision to change the business model in Russia, GM expects to record net special charges of up to approximately $600 million primarily in the first quarter of 2015. The special charges include sales incentives, dealer restructuring, contract cancellations and severance-related costs. Approximately $200 million of the net special charges will be non-cash expenses.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands.

More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.
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CONTACTS:

Dave Roman	Ulrich Weber
313-498-1735	+49 16097 851 410
GM Communications	Opel Communications
dave.roman@gm.com	ulrich.weber@de.opel.com

Pat Morrissey
313-407-4548
GM Communications
patrick.e.morrissey@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to successfully integrate Ally Financial’s international operations; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly Europe; our ability to remain competitive in Korea, our ability to accurately estimate the described special and restructuring charges and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K provides information about these and other factors, which we may revise or supplement in future reports to the SEC.